Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the “Registration Statement”) of The Goldman Sachs Group, Inc. (File No. 333-176914) of our report dated February 28, 2011 relating to the financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Part II, Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2010 of The Goldman Sachs Group, Inc. We also consent to the incorporation by reference in this Registration Statement of our report dated February 28, 2011 relating to Selected Financial Data, which appears in Exhibit 99.1 of the Annual Report on Form 10-K for the year ended December 31, 2010 of The Goldman Sachs Group, Inc.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York

February 16, 2012